EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President - Finance, Chief Financial Officer
LeCroy Corporation
Tel:  845-425-2000

           LECROY ANTICIPATES STRONG SECOND QUARTER SALES AND EARNINGS
                           DRIVEN BY 25% ORDER GROWTH

     COMPANY TO PRESENT AT NEEDHAM GROWTH CONFERENCE TODAY AT 2:00 P.M. (ET)

CHESTNUT RIDGE, NY, JANUARY 6, 2004 -- LeCroy Corporation (NASDAQ: LCRY), a leading supplier of high-performance digital oscilloscopes, announced in advance of its presentation this afternoon at the Sixth Annual Needham & Company Growth Conference that it anticipates better-than-expected revenues and operating income for the second quarter ended December 31, 2003.

On October 16, 2003, LeCroy provided second-quarter guidance of approximately $28.0 million in revenues and $2.0 million in operating income. The Company now expects to report revenues of approximately $29.8 million and operating income of approximately $3.0 million. LeCroy plans to report its second-quarter fiscal 2004 financial results on Wednesday, January 14, 2004.

"Several factors contributed to our strong performance in the second quarter," said President and Chief Executive Officer Tom Reslewic. "We executed our new product strategy with the successful early second-quarter launches of the WaveRunner 6000 series and the enhanced versions of our already successful Serial Data Analyzers (SDAs). As a result, we saw record orders for the SDAs and a 31% sequential growth in WaveRunner sales. More than 83% of our second-quarter orders were for products introduced in the past 24 months."

"While new products and focused sales management were major factors, continued improvement in the demand environment contributed to our healthy order growth during the second quarter," continued Reslewic. "Our product orders grew 25% compared to a year ago and 15% from last quarter, and were the highest in 11 quarters. Regionally, we saw strong order growth from both the US and Europe with 30% and 28% growth respectively versus the second quarter of fiscal 2003. The Asia-Pacific region grew 18% compared to a year ago. In terms of vertical markets, we saw continued strength in the computer and semiconductor segments, as well as data storage. The increase in data storage orders was driven by the deployment of hard disk drives into consumer electronics applications."

"Internally, continued emphasis on maximizing our operating performance yielded excellent results in the second quarter," continued Reslewic. "While we introduced major products, our margins remained strong. At the same time, we reduced field demo inventory by a significant amount. Our accounts receivable level was reduced to approximately 58 days compared with 72 days a year ago. We generated $6.9 million of cash during the quarter, which was partially used to repay half of LeCroy's outstanding bank debt. Our linearity during the quarter was excellent with two-thirds of our orders generated during the first two months. Our ending backlog approximately doubled compared to our backlog at the same time last year."

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"Our performance this quarter indicates that our strategy is on track and, more importantly, that we are executing our operational objectives. As we are still analyzing our second-quarter results, we will be prepared to provide guidance for the third fiscal quarter at our quarterly earnings release next Wednesday, January 14, 2004," concluded Reslewic.

In conjunction with its appearance today at the Needham Growth Conference, LeCroy will webcast its live presentation at 2:00 p.m. ET. To access the webcast, visit the "Events Calendar" in the "Investor Relations" portion of the "About LeCroy" section at www.lecroy.com.

LeCroy will broadcast its fiscal 2004 second-quarter conference call live over the Internet on Wednesday, January 14 at 10:00 a.m. ET. Those who wish to listen to the conference call should visit the investor section of the Company's Web site.

ABOUT LECROY CORPORATION

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the analysis of complex electronic signals, to provide leading edge design and test capabilities to high-growth markets. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

SAFE HARBOR

This release contains forward-looking statements pertaining to future anticipated plans, including, but not limited to, the Company's expected second-quarter financial results, including revenue, operating income, product orders, accounts receivable, field demo inventory, order linearity, bank debt repayment and cash; the success of new product launches; as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products and the development of future products. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission.

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